 Ex.-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated August 28, 2009 on the financial statements of The Olstein Funds, consisting of The Olstein All Cap Value Fund and The Olstein Strategic Opportunities Fund, as of June 30, 2009, in the Registration Statement (Form N-1A) of The Olstein Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 24 to the Registration Statement under the Securities Act of 1933(File No. 033-91770).

/s/Ernst & Young

Chicago, Illinois
October 26,2009